UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 7 TO
FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

EDEN ENERGY CORP.
(Exact name of registrant as specified in its charter)

Nevada	1221	98-0199981
State or jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
inception or organization	Classification Code Number)	Identification No.)

Suite 1680, 200 Burrard Street, Vancouver, British Columbia, Canada V6C 3L6
(604) 693-0179
(Address and telephone number of registrant’s principal executive offices)

     William Macdonald, Esq.
Macdonald Tuskey
Suite 1210 - 777 Hornby Street,
Vancouver, British Columbia, Canada V6Z 1S4
Telephone: 604.689.1022
Fax: 604.681.4760
(Name, address and telephone number of agent for service)

Approximate date of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

Indicate by check mark whether the registrar is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ] (Do not check if a smaller reporting company)	Smaller reporting company [ x ]

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered(1)	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price (US$)	Amount of registration fee(4)
Common Stock to be offered for resale by selling stockholders	75,000	$5.29	$396,750.00	$15.59
Common Stock to be offered for resale by selling stockholders upon conversion of 6% convertible promissory notes	633,821(2)	$5.29	$3,352,913.09	$131.77
Common Stock to be offered for resale by selling stockholders upon exercise of series A warrants	1,101,120(3)	$5.29	$5,824,924.80	$228.92
Total Registration Fee				$376.28

(1) In the event of a stock split, stock dividend, or similar transaction involving our common stock, the number of shares registered shall automatically be increased to cover the additional shares of common stock issuable pursuant to Rule 416 under the Securities Act of 1933, as amended.

(2) Represents shares of common stock that may be issued upon the conversion of principal, and shares of common stock issued in payment of interest under the 6% convertible promissory notes. Principal under the convertible promissory notes in the aggregate principal amount of $9,075,000 may be converted by the holder in whole or in part and from time to time at a conversion price of $4.32 per share into up to 2,100,694 shares of common stock of which 2,520,833, or 120% is being registered herein.

(3) Represents common stock that may be issued upon the exercise of outstanding Series A purchase warrants issued to the holders of 6% convertible promissory notes in the August 25, 2005 private placement. The warrants are exercisable until August 25, 2008 at an exercise price of $5.04 per share, subject to adjustment in accordance with their terms. (Includes 87,120 broker’s warrants exercisable under the same terms).

(4) Fee calculated in accordance with Rule 457(c) of the Securities Act. Estimated for the sole purpose of calculating the registration fee. We have based the fee calculation on the average of the last reported bid and ask price for our common stock on the OTC Bulletin Board on September 23, 2005.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON THE DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON THE DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

EXPLANATORY NOTE: POST-EFFECIVE AMENDMENT

Eden Energy Corp. has filed this post-effective amendment for the purpose of updating the “Calculation of Registration Fee” table set forth above to accurately indicate the distribution of the shares of common stock being registered in this registration statement.

EXPLANATORY NOTE: DE-REGISTRATION OF SHARES OF COMMON STOCK

Eden Energy Corp. has previously filed registration statement no. 333128649 to register shares of its common stock issuable upon conversion of certain convertible notes and issuable upon exercise of certain share purchase warrants held by certain selling stockholders. Pursuant to Rule 429 of the Securities Act of 1933, as amended, this registration statement also serves as a post-effective amendment to that prior registration statement (Registration Statement No. 333-128649). This registration statement eliminates shares underlying convertible notes for those selling stockholders who have entered into amended convertible notes and to whom our company no longer has registration obligations in regards to any shares issuable under such amended convertible notes. As a result, 3,249,279 shares have been removed from this registration statement. None of these shares have been sold pursuant to this registration statement.

SIGNATURES

In accordance with the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Vancouver, British Columbia, Canada, on June 26, 2008.

EDEN ENERGY CORP.

By: /s/ Donald Sharpe
Donald Sharpe, President and Director
(Principal Executive Officer)
Dated: June 26, 2008

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person who signature appears below constitutes and appoints Donald Sharpe as his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or of their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates stated.

Signatures

By: /s/ Donald Sharpe
Donald Sharpe
President and Director (Principal Executive Officer)
Dated: June 5, 2008

By: /s/ Drew Bonnell
Drew Bonnell
Chief Financial Officer, Secretary, Treasurer and Director
(Principal Financial Officer and Principal Accounting Officer)
Dated: June 5, 2008

By: /s/ John Martin
John Martin
Director
Dated: June 5, 2008

By: /s/ Ralph Stensaker
Ralph Stensaker
Director
Dated: June 5, 2008